Filer: Perfumania Holdings, Inc.

Subject Co.: Parlux Fragrances, Inc.

File No.: 333-179124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2012

PERFUMANIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	0-19714	65-0977964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Sawgrass Drive, Suite 2

Bellport, NY 11713

(Address of principal executive offices and zip code)

(631) 866-4100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The following supplements, and should be read together with, the information in the joint proxy statement/prospectus dated March 6, 2012 with respect to the special stockholders meetings to be held on April 17, 2012 by Parlux Fragrances, Inc. (“Parlux”) and Perfumania Holdings, Inc (“Perfumania”) (the “joint proxy statement/prospectus”).

Litigation Update

The following supplements the information in the section entitled “Litigation Related to the Merger” beginning on page 108 of the joint proxy statement/prospectus.

The plaintiff in the case of Jose Dias v. Fredrick E. Purches, et al., C.A. No. 7199-VCG, joined by plaintiff in a related action entitled Shirley Anderson v. Parlux Fragrances, Inc., et al., C.A. No. 7305-VCP, filed a motion for a preliminary injunction seeking to enjoin the merger based on alleged breaches of fiduciary duty by the Parlux board in negotiating and approving the merger agreement. Plaintiff also alleged that the merger consideration is inadequate and that the Parlux board failed to make material disclosures relating to the merger. On March 16, 2012, a hearing was held in the Court of Chancery for the State of Delaware on plaintiff’s motion for preliminary injunction. On April 5, 2012, the Court granted in part and denied in part plaintiff’s motion for preliminary injunction. The Court ordered Parlux and Perfumania to file this supplement to provide the additional information set forth below concerning the source of the estimated future free cash flows relied on by PJSC in performing its discounted cash flow analysis. The Court did not enjoin the stockholder meeting scheduled for April 17, 2012, on the condition this supplement be filed, did not enjoin the consummation of the merger, and did not grant any relief other than that noted above.

Supplemental Disclosure Regarding Financial Advisors

The following supplements the information in the section entitled “The Merger — Opinions of Financial Advisors to the Parlux Independent Committee” beginning on page 70 of the joint proxy statement/prospectus.

As disclosed on page 75 of the joint proxy statement/prospectus, Peter J. Solomon Company (“PJSC”) conducted a discounted cash flow analysis to determine the implied equity value per share of the Parlux common stock and the Perfumania common stock based on estimated future free cash flows for Parlux for the period from January 1, 2012 through March 31, 2014, and for Perfumania for the period from February 1, 2012 through January 31, 2015. The managements of Parlux and Perfumania, respectively, did not estimate or provide to PJSC future free cash flows. These were calculated by PJSC.

As disclosed on page 76 of the joint proxy statement/prospectus, PJSC conducted a discounted cash flow analysis to determine the implied equity value per share of the Perfumania common stock on a pro forma basis after giving effect to the consummation of the merger based on estimated future free cash flows for Perfumania on a pro forma basis for the period from February 1, 2012 through January 31, 2014. The managements of Parlux and Perfumania, respectively, did not estimate or provide to PJSC future free cash flows. These were calculated by PJSC.

Additional Information

In connection with the proposed merger, Perfumania and Parlux filed a joint proxy statement/prospectus with the SEC on March 6, 2012. The joint proxy statement/prospectus was mailed on or about March 8, 2012, to Perfumania and Parlux shareholders of record as of March 1, 2012. Shareholders are urged to read the joint proxy statement/prospectus carefully because it contains important information regarding Perfumania, Parlux, the proposed transaction, and related matters. Shareholders may obtain free copies of the joint proxy statement/prospectus, as well as other filings containing information about Perfumania, without charge at the SEC’s Internet website at www.sec.gov, at www.perfumaniaholdingsinc.com/proxy_materials.aspx, at www.parlux.com/corporate/index.html, or by requesting it in writing or by telephone from Parlux or Perfumania at the following addresses and telephone numbers:

Parlux Fragrances, Inc.	Perfumania Holdings, Inc.
5900 N. Andrews Avenue, Suite 500	35 Sawgrass Drive, Suite 2
Fort Lauderdale, Florida 3309	Bellport, New York 11713
(954) 316-9008	(613) 866-4100

You can also find information about Perfumania and Parlux at their Internet websites at www.perfumaniaholdingsinc.com and www.parlux.com, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2012	PERFUMANIA HOLDINGS, INC.

	By:	/s/ Donna L. Dellomo
Donna L. Dellomo
Chief Financial Officer

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